Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Lori M. Milovich Director, Public & Investor Relations GameStop Corp. (817) 424-2130	Investor Contact: David W. Carlson Executive Vice President & Chief Financial Officer GameStop Corp. (817) 424-2130

GameStop Corp. Sales Up 14%

Third Quarter 2003 EPS of $0.18 at High End of Guidance

Video Game Software Sales Increase 18%

GameStop Opens 83 New Stores in Third Quarter

Grapevine, TX (November 19, 2003) – GameStop Corp. (NYSE: GME), the nation’s largest video game and entertainment software specialty retailer, today reported sales and earnings for the third quarter ended November 1, 2003.

GameStop sales increased 14% to $326.0 million in the third quarter of 2003, compared with $286.7 million in the prior year quarter. Both new and used video game software sales were very strong, growing by 18%, with strong performances from new titles such as “Soul Calibur II” from Namco, “Madden NFL 2004” and “NBA Live 2004” from Electronic Arts Inc., and “WWE Smackdown: Here Comes The Pain” from THQ, Inc.

Comparable store sales declined by 1.9% during the third quarter compared to last year’s third quarter, which had comparable store sales of 30.3% that were fueled by the release of “Grand Theft Auto: Vice City,” the best selling video game ever. Net earnings for the third quarter increased 9% to $10.7 million, or $0.18 per diluted share, at the high end of our previously issued guidance, compared with net earnings of $9.8 million, or $0.16 per diluted share, in the prior year quarter.

New store sales performance in stores opened over the last 24 months continued to be strong, exceeding expectations, including the 83 stores opened during this quarter, and was a significant contributor to the overall sales growth of 14%.

GameStop Corp. November 19, 2003	Page 2

“I am particularly happy with our third quarter performance in that virtually all elements of our business came together as planned. Our new title software sales were strong, our used sales benefited from a better inventory position in the quarter, the early stages of our holiday re-merchandising efforts have improved our customer’s shopping experience at many of our stores, and our gross margin was very strong,” said R. Richard Fontaine, Chairman and CEO. “In addition, our new store performance and effectiveness in site selection have come together so well that we will exceed our original store count for the year, and should finish the year with 300 new stores. We are very well positioned to continue this momentum into the holiday season.”

Guidance for the fourth quarter assumes comparable store sales ranging from –2.0% to +2.0%, with earnings per diluted share between $0.62 and $0.66. We continue to believe that full-year 2003 earnings per diluted share will range from $1.02 to $1.06.

During the first quarter of fiscal 2003, GameStop implemented FASB Emerging Issues Task Force Issue 02-16 (EITF 02-16), which deals with the accounting for vendor rebates, advertising allowances, and other cash consideration received from vendors. EITF 02-16 stipulates that cash consideration received from a vendor should be presumed to be a reduction of the prices of vendors’ products and should, therefore, be shown as a reduction in the cost of sales when recognized in the reseller’s statements of operations. The only exceptions to this rule are if the vendor receives an identifiable benefit or if the reimbursement is for specific, incremental, identifiable costs. If the amount of cash consideration received exceeds the cost being reimbursed, that excess amount should be characterized as a reduction of cost of sales when recognized in the reseller’s statements of operations. This new standard is effective prospectively for new arrangements, including modifications of existing arrangements, entered into after December 31, 2002. We expect that the implementation of EITF 02-16 will reduce fiscal 2003 net earnings by approximately $0.03 per diluted share due to the deferral of vendor allowances reported as a reduction in merchandise inventories. As of November 1, 2003, approximately $2.2 million in vendor allowances have been deferred and will be recognized in cost of sales as the inventory is sold. EITF 02-16 also requires the reclassification of a portion of GameStop’s vendor allowances earned in fiscal 2003 from selling, general and administrative expense to cost of goods sold. In Schedules I and II, we have presented both this year’s and last year’s third quarter and year to date results on a pro forma basis as if EITF 02-16 had been implemented prior to the beginning of fiscal 2002.

GameStop Corp. November 19, 2003	Page 3

A conference call with GameStop Corp.’s management will be simulcast on the Web at (http://www.gamestop.com) beginning at 5:00 PM ET on November 19, 2003, and will be accessible at (http://www.gamestop.com/investor-relations), where it will be archived until December 3, 2003.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. (NYSE: GME) is the nation’s largest video game and entertainment software specialty retailer. The company operates 1,472 retail stores throughout 49 states, Puerto Rico and Ireland, primarily under the GameStop® brand. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer® magazine, a leading video and computer game publication.

GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft, and is also the industry’s largest reseller of used video games. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.

Barnes and Noble, Inc. (NYSE: BKS), the world’s largest bookseller, has approximately a 60 percent interest in GameStop. General information on GameStop Corp. can be obtained via the Internet by visiting the company’s corporate Website: http://www.gamestop.com/investor-relations/

SAFE HARBOR

This press release (including the attached schedules) contains “forward-looking statements.” GameStop Corp. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, seasonality, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems,

GameStop Corp. November 19, 2003	Page 4

possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company’s control. In addition, the video game industry has historically been cyclical in nature and dependent upon the introduction of new generation systems and related interactive software. Please refer to the company’s reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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GameStop Corp. November 19, 2003	Page 5

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	November 1, 2003	November 2, 2002

Sales	$326,042	$286,728
Cost of sales	227,568	212,883

Gross profit	98,474	73,845
Selling, general and administrative expenses	72,865	52,001
Depreciation and amortization	7,718	5,862

Operating earnings	17,891	15,982
Interest expense (income), net	(62)	(380)

Earnings before income tax expense	17,953	16,362
Income tax expense	7,260	6,577

Net earnings	$10,693	$9,785

Earnings per common share:
Basic	$0.19	$0.17
Diluted	$0.18	$0.16
Weighted average common shares outstanding:
Basic	55,767	56,931
Diluted	59,431	61,111

GameStop Corp. November 19, 2003	Page 6

Percentage of sales:
Sales	100.0%	100.0%
Cost of sales	69.8%	74.2%

Gross profit	30.2%	25.8%
SG&A expenses	22.3%	18.2%
Depreciation and amortization	2.4%	2.0%

Operating earnings	5.5%	5.6%
Interest expense (income), net	—	(0.1)%

Earnings before income tax expense	5.5%	5.7%
Income tax expense	2.2%	2.3%

Net earnings	3.3%	3.4%

GameStop Corp. November 19, 2003	Page 7

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	39 weeks	39 weeks
	ended	ended
	November 1, 2003	November 2, 2002

Sales	$953,457	$832,395
Cost of sales	680,559	616,014

Gross profit	272,898	216,381
Selling, general and administrative expenses	212,662	165,217
Depreciation and amortization	20,807	16,605

Operating earnings	39,429	34,559
Interest expense (income), net	(648)	(255)

Earnings before income tax expense	40,077	34,814
Income tax expense	16,167	13,997

Net earnings	$23,910	$20,817

Earnings per common share:
Basic	$0.42	$0.37
Diluted	$0.40	$0.34
Weighted average common shares outstanding:
Basic	56,538	56,039
Diluted	59,953	60,372

GameStop Corp. November 19, 2003	Page 8

Percentage of sales:
Sales	100.0%	100.0%
Cost of sales	71.4%	74.0%

Gross profit	28.6%	26.0%
SG&A expenses	22.3%	19.9%
Depreciation and amortization	2.2%	2.0%

Operating earnings	4.1%	4.1%
Interest expense (income), net	(0.1)%	(0.1)%

Earnings before income tax expense	4.2%	4.2%
Income tax expense	1.7%	1.7%

Net earnings	2.5%	2.5%

GameStop Corp. November 19, 2003	Page 9

GameStop Corp.
Balance Sheets
(in thousands, except per share data)

	November 1,	November 2,
	2003	2002

ASSETS:
Current assets:
Cash and cash equivalents	$91,577	$125,121
Receivables, net	8,013	7,461
Merchandise inventories	309,691	268,393
Prepaid expenses and other current assets	10,964	8,976
Prepaid taxes	16,798	—
Deferred taxes	6,034	3,418

Total current assets	443,077	413,369

Property and equipment:
Leasehold improvements	52,287	36,413
Fixtures and equipment	124,498	77,590

	176,785	114,003
Less accumulated depreciation and amortization	76,067	49,854

Net property and equipment	100,718	64,149

Goodwill, net	320,826	317,957
Other noncurrent assets	1,401	1,148

Total assets	$866,022	$796,623

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$239,184	$209,491
Accrued liabilities	75,334	66,388

Total current liabilities	314,518	275,879
Deferred taxes	5,574	3,065
Other long-term liabilities	3,314	2,777

Total liabilities	323,406	281,721

GameStop Corp. November 19, 2003	Page 10

Stockholders’ equity:
Preferred stock — authorized 5,000 shares; no shares issued or outstanding	—	—
Class A common stock — $.001 par value; authorized 300,000 shares; 21,674 and 20,971 shares issued and
outstanding, respectively	22	21
Class B common stock — $.001 par value; authorized 100,000 shares; 36,009 shares issued and outstanding	36	36
Additional paid-in-capital	499,059	491,812
Accumulated other comprehensive loss	(25)	—
Retained earnings	78,530	23,033
Treasury stock, at cost, 2,304 and 0 shares, respectively	(35,006)	—

Total stockholders’ equity	542,616	514,902

Total liabilities and stockholders’ equity	$866,022	$796,623

GameStop Corp. November 19, 2003	Page 11

Schedule I
GameStop Corp.
Pro-Forma Statement of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	November 1, 2003	November 2, 2002

Sales	$326,042	$286,728
Cost of sales (1)	226,401	201,856

Gross profit	99,641	84,872
Selling, general and administrative expenses (1)	72,865	63,158
Depreciation and amortization	7,718	5,862

Operating earnings	19,058	15,852
Interest expense (income), net	(62)	(380)

Earnings before income tax expense	19,120	16,232
Income tax expense	7,687	6,525

Net earnings	$11,433	$9,707

Net earnings per common share:
Basic	$0.21	$0.17
Diluted	$0.19	$0.16
Weighted average common shares outstanding:
Basic	55,767	56,931
Diluted	59,431	61,111

GameStop Corp. November 19, 2003	Page 12

Percentage of sales:
Sales	100.0%	100.0%
Cost of sales	69.4%	70.4%

Gross profit	30.6%	29.6%
SG&A expenses	22.4%	22.0%
Depreciation and amortization	2.4%	2.0%

Operating earnings	5.8%	5.6%
Interest expense (income), net	—	(0.1)%

Earnings before income tax expense	5.8%	5.7%
Income tax expense	2.3%	2.3%

Net earnings	3.5%	3.4%

Footnote to Schedule I:

(1)	If GameStop had implemented EITF 02-16 prior to the beginning of fiscal 2002, vendor allowances in excess of reimbursement for specific, incremental, identifiable costs would have equated to $11,157 for the 13 weeks ended November 2, 2002. GameStop would have recognized vendor allowances as a reduction in cost of sales aggregating $1,167 during the 13 weeks ended November 1, 2003. GameStop would have deferred vendor allowances aggregating $130 as a reduction in merchandise inventories during the 13 weeks ended November 2, 2002.

GameStop Corp. November 19, 2003	Page 13

Schedule II
GameStop Corp.
Pro-Forma Statement of Operations
(in thousands, except per share data)

	39 weeks	39 weeks
	ended	ended
	November 1, 2003	November 2, 2002

Sales	$953,457	$832,395
Cost of sales (1)	677,858	597,339

Gross profit	275,599	235,056
Selling, general and administrative expenses (1)	212,662	184,151
Depreciation and amortization	20,807	16,605

Operating earnings	42,130	34,300
Interest expense (income), net	(648)	(255)

Earnings before income tax expense	42,778	34,555
Income tax expense	17,197	13,891

Net earnings	$25,581	$20,664

Net earnings per common share:
Basic	$0.45	$0.37
Diluted	$0.43	$0.34
Weighted average common shares outstanding:
Basic	56,538	56,039
Diluted	59,953	60,372

GameStop Corp. November 19, 2003	Page 14

Percentage of sales:
Sales	100.0%	100.0%
Cost of sales	71.1%	71.8%

Gross profit	28.9%	28.2%
SG&A expenses	22.3%	22.1%
Depreciation and amortization	2.2%	2.0%

Operating earnings	4.4%	4.1%
Interest expense (income), net	(0.1%)	(0.1%)

Earnings before income tax expense	4.5%	4.2%
Income tax expense	1.8%	1.7%

Net earnings	2.7%	2.5%

Footnote to Schedule II:

(1)	If GameStop had implemented EITF 02-16 prior to the beginning of fiscal 2002, vendor allowances in excess of reimbursement for specific, incremental, identifiable costs would have equated to $18,934 for the 39 weeks ended November 2, 2002. GameStop would have recognized vendor allowances as a reduction in cost of sales aggregating $2,701 during the 39 weeks ended November 1, 2003. GameStop would have deferred vendor allowances aggregating $259 as a reduction in merchandise inventories during the 39 weeks ended November 2, 2002.

GameStop Corp. November 19, 2003	Page 15

Schedule III
GameStop Corp.
Retail Sales Mix

	13 weeks	13 weeks
	ended	ended
	November 1, 2003	November 2, 2002

Video Game Hardware	15%	15%
Video Game Software	64%	61%
Video Game Accessories	11%	12%
PC Software	7%	7%
PC Accessories and Other	3%	5%